EXHIBIT 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors contact:	Media contact:
Tamar Gerber	Gretchen Lium
Vice President, Investor Relations	IR Results
646.348.6706	303.638.9185
ACI Worldwide, Inc. Reports Financial
Results for the Quarter Ended March 31, 2010
ACI Reaffirms its Annual Guidance
OPERATING HIGHLIGHTS
•	Achieved monthly recurring revenues of $63.3 million, growth of $5.9 million over prior-year quarter, which also represents 72% of total quarterly revenues

•	Sales improvement of $20.3 million, or 33%, over prior-year quarter, led by 55% rise in EMEA sales over Q1 2009

•	Operating EBITDA improvement of 17% driven by continued process improvements across the business

•	Reduced GAAP EPS loss from prior-year first quarter from ($0.12) to ($0.06)

	Quarter Ended
	March 31,	Better / (Worse)	Better / (Worse)
	2010	March 31, 2009	March 31, 2009
Revenue	$87.7	$(0.5)	(1)%
GAAP Operating Loss	$(0.9)	1.2	57%
Operating EBITDA	$7.4	1.1	17%
(NEW YORK — April 29, 2010) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the period ended March 31, 2010. We will hold a conference call on April 29, 2010, at 8.30 a.m. EDT to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“In Q1 2010, ACI achieved strong growth in profitability, sales and operating free cash flow as compared to the prior year. Our best practices implementation produced ongoing operating expense controls even while we experienced encouraging improvements in our recurring revenue and sales. We have also continued to invest in our ability to deliver new product to market directly and through partners and believe that the higher level of integration between our products has led to an improved ability to cross-sell new products to existing customers. Strategically, we have commenced a direct-to-market model in India in addition to hiring a new head of engineering as well as a new leader for EMEA sales,” Chief Executive Officer Philip Heasley said.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $81.1 million which was an increase of 33%, or $20.3 million, as compared to the March 2009 quarter. The stronger quarter was driven by larger deal sizes and sales across all geographic channels, even while reflecting the typical seasonality of our business following the year-end quarter. Notable changes in the mix of sales included a rise in term extensions to $40.3 million from $8.5 million in the prior-year quarter as well as a rise in add-on sales of $1.5 million to achieve $35.1 million in the March 2010 quarter. New sales accounts and new applications both contracted; by $4.0 million to $5.7 million and $8.9 million to $0.1 million, respectively.
Revenues
Revenue was $87.7 million in the quarter ended March 31, 2010, a reduction of $0.5 million over the prior-year quarter revenue of $88.2 million. The reduction in revenue was led by a $1.5 million variance in license fees and a $3.3 million reduction in implementation and services fees as compared to the prior-year quarter. However, revenue improved by $3.5 million in maintenance and by $0.8 million in on-demand hosting revenues. Our monthly recurring revenue of $63.3 million in the quarter ended March 31, 2010 represented a rise of $5.9 million over the prior-year quarter, resulted largely from higher ratable monthly software license fee revenues and maintenance revenues in the EMEA segment.
Backlog
As of March 31, 2010, our estimated 60-month backlog was $1.507 billion, a decrease of $10 million as compared to $1.517 billion at December 31, 2009. The reduction was primarily attributable to the strengthening of the US dollar which depreciated backlog denominated in other currencies. As of March 31, 2010, our 12-month backlog was $359 million, as compared to $355 million for the quarter ended December 31, 2009.
Operating Expenses
Operating expenses were $88.6 million in the March 2010 quarter compared to $90.3 million in the March 2009 quarter, an improvement of $1.7 million or 2%. Operating expense improvement was led by a $2.2 million decrease in professional services fees.
Liquidity
We had $130.5 million in cash on hand at March 31, 2010, an increase of $4.6 million as compared to the December 2009 quarter. As of March 31, 2010, we also had $75.0 million in unused borrowings under our credit facility.
Operating Free Cash Flow
Operating free cash flow (“OFCF”) for the quarter was $8.2 million as compared to $(2.6) million for the March 2009 quarter. The improvement in our operating free cash flow reflects improved accounts receivables collections across all channels.
Operating Loss
Operating loss was $0.9 million in the March 2010 quarter, an improvement of approximately $1.2 million as compared to an operating loss of $2.1 million in the March 2009 quarter.

Other Income and Expense
Other expense for the quarter was $0.6 million, compared to other expense of $1.6 million in the March 2009 quarter. The decrease in other expense versus the prior-year quarter resulted primarily from a positive variance of $0.8 million related to foreign currency exposure and $0.3 million improvement in the fair value interest rate swap. Interest expense improved by $0.2 million while we received approximately $0.2 million less in interest income as compared to the prior-year quarter.
Taxes
Income tax expense in the quarter was $0.6 million due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.
Net Loss and Diluted Earnings Per Share
Net loss for the quarter was $2.1 million, compared to net loss of $4.1 million during the same period last year.
Loss per share for the quarter ended March 2010 was $(0.06) per diluted share compared to $(0.12) per diluted share during the same period last year.
Weighted Average Shares Outstanding
Total weighted average shares outstanding were 33.7 million for the quarter ended March 31, 2010 as compared to 34.5 million shares outstanding for the quarter ended March 31, 2009.
Re-affirmation of Guidance
We do not presently anticipate changes to our annual guidance based upon what we are seeing in our business markets to date. Hence, guidance remains as indicated on February 25, 2010 with the calendar year guidance as follows: GAAP Revenue to achieve a range of $418-428 million, GAAP Operating Income of $48-50 million and Operating EBITDA of $83-86 million. -End-

About ACI Worldwide
ACI Worldwide is a leading provider of software and services solutions to initiate, manage, secure and operate electronic payments for major banks, retailers and processors around the world. ACI Agile Payments Solution offers a vision for the future for financial institutions of an integrated solution that can meet all their payment needs — from a single service to a complete toolset. Today, ACI products deliver payment processing, online banking, fraud prevention and detection, and back-office services. ACI solutions provide agility, reliability, manageability and scale to customers around the world. Visit ACI Worldwide at www.aciworldwide.com.
Non-GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding after tax cash payments associated with one-time employee related actions, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Reconciliation of Operating Free Cash Flow	Quarter Ended March 31,
(millions)	2010	2009

Net cash provided by operating activities	$13.6	$2.8
Net after-tax payments associated with employee related actions*	0.2	1.6
Less capital expenditures	(3.9)	(5.3)
Less alliance technical enablement expenditures	(1.7)	(1.7)

Operating Free Cash Flow	$8.2	$(2.6)

*	Net of income tax effect at 35%
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
▪	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

▪	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

▪	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

▪	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

▪	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.
ACI also includes Operating EBITDA, which is defined as operating income (loss) plus depreciation and amortization and non-cash compensation. Operating EBITDA is considered a non-GAAP financial measure as defined by SEC Regulation G. Operating EBITDA should be considered in addition to, rather than as a substitute for, operating income (loss).

Operating EBITDA	March 31,
(millions)	2010	2009

Operating income (loss)	$(0.9)	$(2.1)
Depreciation expense	1.6	1.6
Amortization expense	4.9	4.2
Non-cash compensation expense	1.8	2.6

Operating EBIDTA	$7.4	$6.3

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) expectations regarding continued process improvements across the business, our best practices implementation and ongoing operating expense controls, (ii) expectations regarding our ability to deliver new product to market directly and through partners, (iii) our belief that the higher level of integration between our products has led to an improved ability to cross-sell new products to existing customers, and (iv) expectations and assumptions relating to 2010 financial guidance, including GAAP revenue, GAAP operating income, operating EBITDA.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the financial services industry, the accuracy of backlog estimates, the cyclical nature of our revenue and earnings, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands except per share amounts)

	March 31,	December 31,
	2010	2009

ASSETS
Current assets
Cash and cash equivalents	$130,546	$125,917
Billed receivables, net of allowances of $3,076 and $2,732, respectively	68,545	98,915
Accrued receivables	6,614	9,468
Deferred income taxes	15,572	17,459
Recoverable income taxes	5,891	—
Prepaid expenses	11,442	12,079
Other current assets	13,067	10,224

Total current assets	251,677	274,062

Property, plant and equipment, net	17,159	17,570
Software, net	27,773	30,037
Goodwill	202,330	204,850
Other intangible assets, net	24,984	26,906
Deferred income taxes	25,794	26,024
Other assets	10,654	10,594

TOTAL ASSETS	$560,371	$590,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,645	$17,591
Accrued employee compensation	15,362	24,492
Deferred revenue	106,868	106,349
Income taxes payable	1,687	10,681
Alliance agreement liability	5,305	10,507
Accrued and other current liabilities	22,343	25,780

Total current liabilities	164,210	195,400

Deferred revenue	$37,295	$31,533
Note payable under credit facility	75,000	75,000
Alliance agreement noncurrent liability	24,327	21,980
Other noncurrent liabilities	29,225	30,067

Total liabilities	330,057	353,980

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2010 and December 31, 2009	$—	$—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at March 31, 2010 and December 31, 2009	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 6,836,673 and 6,784,932 shares outstanding at March 31, 2010 and December 31, 2009, respectively	(158,948)	(158,652)
Additional paid-in capital	307,635	307,279
Retained earnings	76,005	78,094
Accumulated other comprehensive loss	(18,585)	(14,865)

Total stockholders’ equity	230,314	236,063

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$560,371	$590,043

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Software license fees	$29,317	$30,820
Maintenance fees	33,422	29,926
Services	14,618	17,918
Sofware hosting revenue	10,386	9,549

Total revenues	87,743	88,213

Expenses:
Cost of software license fees (1)	3,074	3,167
Cost of maintenance, services, and hosting fees (1)	27,892	27,222
Research and development	18,396	18,973
Selling and marketing	16,845	15,108
General and administrative	17,462	21,504
Depreciation and amortization	4,979	4,346

Total expenses	88,648	90,320

Operating income	(905)	(2,107)

Other income (expense):
Interest income	124	301
Interest expense	(523)	(769)
Other, net	(214)	(1,120)

Total other income (expense)	(613)	(1,588)

Income before income taxes	(1,518)	(3,695)
Income tax expense	571	437

Net income (loss)	$(2,089)	$(4,132)

Earnings (loss) per share information
Weighted average shares outstanding
Basic	33,725	34,522
Diluted	33,725	34,522

Earnings (loss) per share	$(0.06)	$(0.12)
Basic	$(0.06)	$(0.12)
Diluted

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services, and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	March 31,
	2010	2009
Cash flows from operating activities:
Net income	$(2,089)	$(4,132)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,617	1,566
Amortization	4,874	4,175
Tax expense of intellectual property shift	549	550
Deferred income taxes	4,589	(3,934)
Stock-based compensation expense	1,806	2,616
Tax benefit of stock options exercised	146	27
Other	262	476
Changes in operating assets and liabilities:
Billed and accrued receivables, net	28,821	(2,621)
Other current assets	(2,367)	(1,124)
Other assets	(686)	(573)
Accounts payable	(3,315)	(53)
Accrued employee compensation	(8,920)	(4,451)
Accrued liabilities	(4,432)	(4,151)
Current income taxes	(14,837)	355
Deferred revenue	8,058	14,576
Other current and noncurrent liabilities	(498)	(453)

Net cash flows from operating activities	13,578	2,849

Cash flows from investing activities:
Purchases of property and equipment	(1,179)	(930)
Purchases of software and distribution rights	(2,763)	(4,358)
Alliance technical enablement expenditures	(1,707)	(1,733)
Other	—	50

Net cash flows from investing activities	(5,649)	(6,971)

Cash flows from financing activities:
Proceeds from issuance of common stock	257	330
Proceeds from exercises of stock options	1,356	1,362
Excess tax benefit of stock options exercised	73	48
Purchases of common stock	(2,998)	—
Repurchase of restricted stock for tax withholdings	(255)	(345)
Payments on debt and capital leases	(325)	(530)

Net cash flows from financing activities	(1,892)	865

Effect of exchange rate fluctuations on cash	(1,408)	(209)

Net increase (decrease) in cash and cash equivalents	4,629	(3,466)
Cash and cash equivalents, beginning of period	125,917	112,966

Cash and cash equivalents, end of period	$130,546	$109,500